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                                                                     EXHIBIT 4.3




                                RIGHTS AGREEMENT


         This Shareholder Rights Agreement (the "Agreement") is made as of the 21st day of April, 1999 by and among NewsReal, Inc., a Delaware corporation (the "Company"); the investors whose names and addresses appear on Schedule I hereto (the "QIP Investors"); the investors whose names and addresses appear on
Schedule II hereto (the "Managing Founders"); and CNNfn, a division of Cable News Network LP, LLLP, a Delaware limited liability limited partnership (the "Investor").

                                    RECITALS

         A. The Company and the Investor have entered into a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to issue the Investor 470,638 shares (the "Purchased Shares") of common stock, par value $.001 per share of the Company ("Common Stock"), plus up to 1,122,363 shares (the "Additional Shares") of Common Stock (1) upon the issuance of shares to the QIP Investors following exercise of their rights and conversion of certain outstanding indebtedness of the Company under the Conversion Agreement with the Company dated as of April 21, 1999, and (2) upon the issuance of shares to the Managing Founders and employees following exercise of performance options granted to the Managing Founders and employees by the Company.

         B. The Company desires to extend various rights to the Investor pursuant to this Agreement that are consistent with the rights granted to Infoseek Corporation ("Infoseek") under the Shareholders Agreement dated as of December 11, 1997 (the "Shareholders Agreement"), by and among the Company, Infoseek, the QIP Investors, and the Managing Founders of the Company, without requiring an amendment to the Shareholders Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

         1. COVENANTS OF THE PARTIES.

            (a) Legends. Until such time as the provisions of this Agreement shall terminate, the certificates or other instruments evidencing shares of any class or series of the capital stock of the Company, including securities convertible into or exchangeable for shares of capital stock of the Company ("Capital Stock"), or warrants or options to purchase shares of Capital Stock ("Options") at any time subject to this Agreement will bear the following legend reflecting the restrictions on the transfer of such securities subject to this
Agreement:

            "The securities evidenced hereby are subject to the terms of that certain Rights Agreement, dated as of April 21, 1999, by and among the Company and certain investors identified therein, including certain restrictions on transfer. A copy of



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            this Agreement has been filed with the Secretary of the Company and is available upon request."

            (b) Election of Directors and Board Observer.

                (i) As of the date hereof, the Board of Directors of the Company (the "Board") will consist of up to five directors, of which three directors shall be designated by the Managing Founders, and, for as long as the QIP Investors in the aggregate are a 5% QIP Investor (as defined below), two directors shall be designated by the QIP Investors. From and after the date hereof and at all times throughout the term of this Agreement prior to the date on which the Company completes an IPO (as defined below), the Investor shall take all commercially reasonable action within its power, including but not limited to the voting of all shares of Capital Stock of the Company owned by it, required to cause the Board to be constituted as set forth above. Directors designated by the Managing Founders pursuant to this Section l(b)(i) are hereinafter referred to as the "Management Directors" and directors designated by the QIP Investors pursuant to this Section 1(b)(i) or pursuant to Section 1(b)(ii) below are hereinafter referred to as the "QIP Directors." In addition, prior to the IPO and for so long as the Investor beneficially owns (whenever used herein, beneficially owns, or words of similar import shall be construed in accordance with Rule 13d-3 under the Exchange Act) at least 5% of the outstanding shares of Common Stock, the Investor may designate one person to observe all Board proceedings (the "Board Observer"). The Board Observer shall not have any of the powers vested in the members of the Board, or any right to vote on matters presented to the Board. The Board Observer shall be entitled to notice of, and to attend, all meetings of the Board, but the Board Observer shall not be counted for purposes of determining whether a quorum is present at any meeting of the Board. The Investor acknowledges and agrees that any action duly taken by the Board shall not be invalidated by virtue of the fact that the Board Observer was not properly notified of, or in attendance at, the meeting at which such action was taken.

                (ii) Election of QIP Directors. From the date on which the Company completes its IPO and for as long as the QIP Investors in the aggregate own beneficially at least 10% of the outstanding shares of Common Stock (a "10% QIP Investor"), the Company will nominate and use its best efforts to have two individuals designated by such 10% QIP Investor elected to the Board, and the Investor shall take all commercially reasonable action within its power, including, but not limited to, the voting of all shares of Capital Stock owned by it, required to cause the election of such individuals to the Board. From the date on which the Company completes its IPO and for as long as the QIP Investors in the aggregate own beneficially at least 5% but less than 10% of the outstanding shares of Common Stock (a "5% QIP Investor"), the Company will nominate and use its best efforts to have one individual designated by such 5% QIP Investor elected to the Board and the Investor shall take all action within its power, including, but not limited to, the voting of all shares of Capital Stock owned by it, required to cause the election of such individuals to the Board.

                (iii) Replacement Directors. In the event that any Management Director or QIP Director (a "Withdrawing Director") designated in the manner set forth in Section 1(b) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement (the "Substitute Director")


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

will be designated by the Managing Founders or the QIP Investors, as the case may be. A Management Director may be removed, with or without cause, by the Managing Founders, and the Managing Founders shall thereafter have the right to, nominate a replacement for such director. A QIP Director may be removed, with or without cause, by the QIP Investors, and the QIP Investors shall thereafter have the right to nominate a replacement for such director. However, at such time as the QIP Investors in the aggregate cease to be a 5% QIP Investor, the QIP Investors shall, at the request of the Company, use reasonable efforts to cause the resignation of the QIP Director(s) then serving on the Board. The Investor and the Company agree to take all commercially reasonable action within their respective power, including but not limited to the voting of Capital Stock of the Company owned by them, to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 1(b)(iii).

            (c) Financial and Business Information. From and after the date hereof, the Company shall deliver to the Investor so long as the Investor beneficially owns securities representing at least 5% of the outstanding voting securities of the Company:

                (i) Monthly and Quarterly Statements - as soon as practicable, and in any event within 10 days after the close of each month of each fiscal year of the Company in the case of monthly statements and 30 days after the close of each of the first three fiscal quarters of each fiscal year of the Company in the case of quarterly statements, a consolidated balance sheet, statement of income and statement of cash flows of the Company and any subsidiaries as at the close of such month or quarter and covering operations for such month or quarter, as the case may be, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (iii) below.

                (ii) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

                A. consolidated and consolidating balance sheets of the Company and any subsidiaries at the end of such year; and

                B. consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and any subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and any subsidiaries on a consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance


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                with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in subsection
                (iii) below.

                (iii) Business Plan; Projections - no later than 10 days prior to the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide the Investor with an update of such monthly projections.

                (iv) Audit Reports - promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company.

                (v) Other Reports - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Company or any of its subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any subsidiary with, or received by such Person in connection therewith from, any domestic or foreign securities exchange, the SEC or any successor agency or any foreign regulatory authority performing functions similar to the SEC, of any press release issued by the Company or any subsidiary, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company or any subsidiary.

                (vi) Progress Report - prior to each regularly scheduled meeting of the Board, a narrative report shall be delivered to the Investor describing the Company's activities since the date of the last such report, including a description of business development, operating results and marketing efforts.

                (vii) Requested Information - with reasonable promptness, the Company shall furnish the Investor with such other data and information as from time to time may be reasonably requested.


           2.   TRANSFERS OF STOCK.

           2.1. Right to Transfer. The QIP Investors, the Managing Founders and the Investor shall have the right to Transfer shares of Capital Stock or Options (including shares of Capital Stock underlying the Options) at any time; provided, however, that each such party's


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respective rights pursuant to this Section 2.1 are subject to Sections 2.2, 2.3,
2.4 and 2.5 hereof. For purposes of this Agreement, a "Transfer" shall mean any direct or indirect sale, gift, assignment or other disposition or transfer of shares of Capital Stock or Options, or any interest therein, and any pledge or hypothecation of shares of Capital Stock or Options, or any interest therein. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude or prevent any Transfer: (i) to the Company; (ii) to the Investor's partners, upon the liquidation, dissolution or winding up of the Investor, to a partnership of which an Affiliate of the Investor is the general partner, or to any other Affiliate (which, for this purpose, shall be deemed to include any Person for which CNNfn, Cable News Network LP, LLLP, or any of its Affiliates has or exercises investment discretion) of the Investor; or (iii) which may be required by law or by a regulatory authority.

           2.2. Right of First Offer. (a)(i) The QIP Investors, the Managing Founders and the Investor (the "Transferring Shareholder") shall, prior to selling, offering to sell or soliciting any offers for the Transfer of shares of Capital Stock or Options (including shares of Capital Stock underlying the Options), give written notice to each of the other shareholders of the Company which are parties to this Agreement (the "Non-Transferring Investors") specifying the number of shares of Capital Stock that such Transferring Shareholder desires to Transfer (the "Transfer Stock"). The notice shall constitute an invitation to each of the Non-Transferring Investors to offer to purchase a portion of the Transfer Stock for cash and/or marketable securities equal to such Non-Transferring Investor's Offer Percentage (as defined below). Each of the parties hereto agrees to take all commercially reasonable action within its power to cause the other parties to be able to exercise its rights under this Section 2.2.

                (ii) In the event Infoseek provides a written invitation to offer (as provided in Section 2.3(a) of the Shareholders Agreement) or any other notice or offer regarding the Transfer of any of the shares of Common Stock owned by Infoseek to any of the QIP Investors or Managing Founders, each such QIP Investor or Managing Founder shall promptly provide the Investor with a copy of such of written invitation to offer, and/or other notice or offer, and shall share its right of first offer under Section 2.3 of the Shareholders Agreement with the Investor, and shall treat the Investor in all respects, as if the Investor were a Non-Transferring Investor under such section.

                (iii) A "Non-Transferring Investor's Offer Percentage" shall mean a percentage obtained by: (A) if Infoseek is not a Non-Transferring Investor (as defined in Section 2.3(a) of the Shareholders Agreement), dividing
(x) the number of shares of Common Stock beneficially owned by such Non-Transferring Investor, by (y) the total number of shares of Common Stock beneficially owned by the Non-Transferring Investors in the aggregate; or (B) if Infoseek is a Non-Transferring Investor (as defined in Section 2.3(a) of the Shareholders Agreement), multiplying the percentage obtained in (A) above by a fraction, the numerator of which is the number of shares included in the Transfer Stock less the number of shares Infoseek is invited to purchase pursuant to Section 2.3(a) of the Shareholders Agreement and the denominator of which is the number of shares included in the Transfer Stock.


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           (b) Upon receipt of a notice pursuant to Section 2.2(a), the recipient thereof (the "Offeror") shall have a period of 15 days within which to submit a proposal (the "Proposal") to the Transferring Shareholder to purchase all, but not less than all, of the Transfer Stock which they are invited to purchase pursuant to Section 2.2(a). If all of the shares of Transfer Stock offered to the Non-Transferring Investors and, if required by the Shareholders Agreement, to Infoseek are not fully subscribed by such Non-Transferring Investors and, if applicable, Infoseek by the fifteenth day following receipt of the notice delivered pursuant to Section 2.2(a), the remaining shares of Transfer Stock will be reoffered to the Non-Transferring Investors offering to purchase their full allotment upon the terms set forth in this Section 2.2(b), until all such shares of Transfer Stock are fully subscribed for or until the expiration of a period of 30 days following the receipt of a notice pursuant to
Section 2.2(a) (the "Offer Period").

           (c) The Transferring Shareholder then shall have a period of ten (10) days from the end of the Offer Period within which to respond in writing to the Proposal. If the Transferring Shareholder accepts the Proposal, the Offeror and the Transferring Shareholder shall be bound to consummate the transaction in accordance with the Proposal as promptly as practicable. If the Transferring Shareholder accepts the Proposal and the transaction is not consummated through no fault of the Transferring Shareholder within 45 days of the acceptance of the Proposal so delivered or if a Proposal to purchase all, but not less than all, the Transfer Stock is not made by the Non-Transferring Investors in accordance with the provisions of Section 2.2(b) prior to the expiration of the Offer Period, the Transferring Shareholder shall, for a period of 180 days thereafter, be free to Transfer the Transfer Stock in any manner and to any person notwithstanding the provisions of Sections 2.2(a) and 2.2(b) and this Section 2.2(c). After such 180-day period, the Transferring Shareholder shall not Transfer the Transfer Stock without again complying with the provisions of this Section 2.2.

           (d) In the event the Transferring Shareholder rejects the Proposal, the Transferring Shareholder may, within the 180 days after the expiration of the Offer Period, Transfer the Transfer Stock but only for consideration that is in the Transferring Shareholder's good faith reasonable judgment more favorable to the Transferring Shareholder on an overall basis than the consideration contained in the Proposal. The Transferring Shareholder may not, following the expiration of such 180-day period following the expiration of the Offer Period, Transfer the Transfer Stock without again complying with the provisions of this
Section 2.2.

           2.3. Participation Rights.

           (a) (i) Neither the Investor, any QIP Investor nor any Managing Founder (with the Investor and such other shareholders being referred to as the "Initiating Shareholder(s)") shall be permitted to Transfer, in a single transaction or series of related transactions, any shares of Capital Stock unless: (x) if the Investor is an Initiating Shareholder, the Investor shall have first complied with the applicable provisions of Section 2.2 hereof and, if any of the QIP Investors or any Managing Founder is an Initiating Shareholder, such shareholder shall have first complied with the applicable provisions of
Section 2.2 hereof and of Sections 2.1(b) and 2.3 of the Shareholders Agreement; and (y) the terms and conditions of such Transfer shall include an offer to each of the Investor and the shareholders listed on Schedules I and II who do not initiate such


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a Transfer (hereinafter referred to as the "Non-Initiating Investors") to include in such Transfer, at the option of each Non-Initiating Investor, such other Non-Initiating Investor's Participation Amount (as defined below) at the same price (subject to the following provisions) and on the same terms and conditions applicable to the shares of Capital Stock to be transferred by the Initiating Shareholder. Each of the parties hereto agrees to take all commercially reasonable action within its power to cause the other parties to be able to exercise its rights under this Section 2.3.

                (ii) In the event Infoseek provides a Participation Notice (as defined in Section 2.4 of the Shareholders Agreement) and/or a copy of a Participation Offer (as defined in Section 2.4 of the Shareholders Agreement) or any other notice or offer regarding the Transfer of any of the shares of Common Stock owned by Infoseek to any of the QIP Investors or any of the Managing Founders, each such shareholder shall promptly provide the Investor with a copy of such of Participation Notice, and/or Participation Offer and/or other notice or offer, and shall share its participation rights under Section 2.4 of the Shareholders Agreement with the Investor, and shall treat the Investor in all respects, as if the Investor were a non-Initiating Investor under such section.

                (iii) A "Non-Initiating Investor's Participation Amount" shall mean an amount of shares equal to the shares of Common Stock the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issued and owned by such Non-Initiating Investor and the denominator of which shall be: (A) if Infoseek is not a Participating Shareholder (as defined in Section 2.4(b) of the of Shareholders Agreement) in such Transfer, the aggregate number of shares of Common Stock issued and owned by the Initiating Shareholder and each Non-Initiating Investor exercising its rights under this Section 2.3(a); and (B) if Infoseek is a Participating Shareholder in such Transfer, the aggregate number of shares of Common Stock issued and owned by the Initiating Shareholder, each Non-Initiating Investor exercising its rights under this Section 2.3(a) and Infoseek. In each case, each of the Initiating Shareholder and exercising Non-Initiating Investors shall be entitled to a pro rata portion of the net sale proceeds with respect to such transfer based upon the number of shares of Common Stock included or deemed to be included in such Transfer.

                (b) In the event that an Initiating Shareholder receives a bona fide offer or offers from a third party to purchase or otherwise acquire shares of Capital Stock (the "Participation Offer"), the Initiating Shareholder shall then cause the Participation Offer to be reduced to writing and shall give each of the Non-Initiating Investors (including the Investor) written notice thereof (a "Participation Notice"). Each Participation Notice shall contain a true and correct copy of the Participation Offer and shall identify the third party, the number of the shares of Capital Stock with respect to which the Initiating Shareholder has a bona fide offer (the "Designated Shares"), the price per share at which the sale is proposed to be made and all other material terms and conditions of the Participation Offer. After the Initiating Shareholder shall have complied with the provisions of Section 2.2 hereof, and, except with respect to the Investor, Sections 2.1 and 2.3 of the Shareholders Agreement, to the extent applicable, each of the Non-Initiating Investors shall have the right and option, within 10 days after the Participation Notice


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is given to him (the "Participation Period"), to accept the Participation Offer for the number of shares of Common Stock as determined pursuant to Section 2.3 hereof. Each of the Non-Initiating Investors may exercise such option by providing the Initiating Shareholder with timely written notice to that effect. Such notice shall constitute an irrevocable acceptance of the Participation Offer. For purposes of this Section 2.3, each person exercising such option shall be referred to as a "Participating Shareholder".

                (c) The Initiating Shareholder shall send notice to each of the Participating Shareholders not less than 20 days prior to the date upon which the Transfer pursuant to this Section 2.3 shall be consummated, which notice shall contain the date, time and location of the closing. The Participating Shareholders shall deliver at the closing to the Initiating Shareholder the certificate or certificates or other instrument representing all of their shares of Capital Stock to be included in such sale (the "Other Shares").

                (d) If at the termination of the Participation Period any of the shareholders shall not have accepted the offer contained in the Participation Notice, such person will be deemed to have waived any rights under this Section
2.3 with respect to the Transfer of shares of Capital Stock of the Company to such third party. The Initiating Shareholder shall have 90 days within which to sell the Designated Shares and the Other Shares to the third party, at a price equal to that contained in the Participation Notice and on the terms set forth in the Participation Notice. If such sale does not occur within such 90-day period, the Initiating Shareholder shall not consummate such sale without again complying with the provisions of this Section 2.3.

                (e) The decision whether to effect a Transfer pursuant to this
Section 2.3 shall be in the sole and absolute discretion of the Initiating Shareholder.

           2.4 Drag-Along Rights. (a) If at any time and from time to time the Company or the QIP Investors determine, in accordance with, and pursuant to, the provisions of Section 7(b) of the Securities Purchase Agreement dated as of December 11, 1997, between the QIP Investors, the Company and the Managing Founders, to sell the Company to a third party that is not an affiliate the QIP Investors (the "Proposed Transferee"), the QIP Investors shall have the right ("Drag-Along Right") to require the Investor to sell to the Proposed Transferee all shares of Capital Stock and Options then owned by the Investor, upon the same terms and conditions and concurrently with the sale by the QIP Investors of their shares of Capital Stock. The Investor agrees to take all steps necessary to enable it to comply with the provisions of this Section 2.4, to facilitate the QIP Investors' exercise of its Drag-Along Right.

                (b) To exercise a Drag-Along Right, the QIP Investors shall give the Investor a written notice (a "Drag-Along Notice") containing (a) the name and address of the Proposed Transferee and (b) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. The Investor shall thereafter be obligated to sell the shares of Capital Stock and Options subject to such Drag-Along Notice.

                (c) If the QIP Investors determine to exercise their rights, in accordance with Section 2.4 hereof, to require the Investor to sell all shares of Capital Stock and


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Options then owned by the Investor, then the QIP Investors in their sole discretion have the right to determine that a sale of all or substantially all of the assets of the Company, a voluntary liquidation of the Company or a merger of the Company (each a "sale of the Company") is preferable to a sale of all of the capital stock of the Company, whereupon the QIP Investors shall give written notice to the Investor of the QIP Investors' determination to cause a sale of the Company (a "Sale Notice"). Upon receipt of such Sale Notice, the Investor agrees to use its good faith efforts to cooperate with the QIP Investors in effecting a sale of the Company, including, without limitation, voting shares of capital stock of the Company beneficially owned by the Investor in favor of or granting written consent to a sale of the Company.

           2.5. Certain Conditions to Stock Issuances and Transfers. No Transfer of Capital Stock or Options owned by the Investor shall be valid or recorded in the Company's stock transfer books unless the transferees of such Capital Stock or Options shall have furnished to the Company (a) the written agreement of the transferee to be bound by the terms and conditions of this Section 2.5 and, to the extent applicable, Section 2.6 (as if such transferee were a party hereto),
(b) if required by the Company's Board of Directors, a written opinion of counsel (which opinion shall be reasonably satisfactory to the Company) that the proposed Transfer may be effected without registration under the Securities Act and (c) a written agreement to the effect that the transferee is acquiring such Capital Stock for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof, and such transferee understands that such Capital Stock has not been registered under the Securities Act and that such Capital Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or exempt from the registration requirements thereof.

           2.6. Representations and Warranties. Each party hereto represents and warrants to each other party solely as to such party:

                (a) if such party is not an individual or a corporation, it is a validly existing partnership as indicated on the signature page of this Agreement.

                (b) if such party is not an individual, the execution, delivery and performance by such party of this Agreement has been duly authorized.

                (c) if such party is an individual, he has full power and authority to enter into this Agreement.

                (d) if such party is a corporation, it is validly existing and in good standing in the jurisdiction in which it is incorporated.

                (e) the agreements set forth in this Agreement constitute valid and binding obligations of such party.

                (f) the execution, delivery and performance of this Agreement by such party will not (i) violate any provision of law, any order of any court or other agency of government applicable to the Investor, any provision of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such party or its


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properties or assets are bound, or the organizational documents of such party or
(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon any of the securities of the Company owned by such party.

           2.7. Injunctive Relief. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Section 2. Therefore, the parties hereto shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, the parties hereto hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

           2.8. Termination. The provisions of Section 2 shall terminate upon the closing of, and shall not apply to the Transfer of shares of Capital Stock pursuant to, an IPO.

     3. REGISTRATION RIGHTS.

           3.1. Definitions.

           As used in this Section 3.1:

           (a) the terms "register" "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

           (b) the term "Registrable Securities" means (i) the shares of Common Stock owned by the QIP Investors (the "QIP Shares"), (ii) any additional shares of Common Stock acquired by the QIP Investors and (iii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clause (i) or (ii);

           (c) the term "Registrable Inside Securities" means (i) any shares of Common Stock then held by the Investor, Infoseek or the Managing Founders and
(ii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clause (i);

           (d) the term "Registrable Investor Securities" means (i) any shares of Common Stock then held the Investor or any of its affiliated corporations, divisions or shareholders, and (ii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of C in clause (i);

           (e) the tern "Holder" shall mean any holder of Registration ?????????

           (f) the term "Inside Holder" shall mean any holder ?????????????????? Securities;

           (g) the term "Initiating Holder" shall mean any Holder??????????????? aggregate are Holders of more than 50% of the then outstanding Registrable Securities;

           (h) the term "Initiating Investor Holder" shall mean any Investor Holder or Holders who in the aggregate holds more than 50% of the then outstanding Registrable Investor Securities;

           (i) the term "Investor Holder" shall mean any holder of Registrable Investor Securities;

           (j) the term "Other Shareholders" shall mean any other shareholders of the Company who are granted registration rights that would affect the rights granted to the Investor under this Agreement;

           (k) "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Section 2 hereof, including, without limitation, all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Holders, the Inside Holders and the Investor Holder, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

           (l) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, the Registrable Inside Securities and the Registrable Investor Securities;

           (m) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar law then in force; and

           (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar law then in force.

           3.2. Requested Registration.

           (a) At any time following an initial public offering of the Common Stock, or any security issued in exchange for or as replacement of the Common Stock pursuant to a registration under the Securities Act (the "IPO"), if the Company shall receive from an Initiating

Investor Holder a written request that the Company effect any registration with respect to all or a part of the Registrable Investor Securities, the Company will:

                (i) promptly give written notice of the proposed registration, qualification or compliance to all Holders of Registrable Securities and all Inside Holders of Registrable Inside Securities; and

                (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Investor Securities as are specified in such request, together with all or such portion of the Registrable Securities and Registrable Inside Securities of any Holders or Inside Holders joining in such request as are specified in a written request received by the Company within 10 business days after written notice from the Company is given under Section 3.2(a)(i) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 3.2:

                      A. In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

                      B. After the Company has effected one (1) such registration pursuant to this Section 3.2 and such registration has been declared or ordered effective and the sale of at least fifty percent (50%) (it being agreed that if less than such amount shall have been sold due to any limitation placed by an underwriter on the number of shares to be sold, the Company will effect one (1) additional registration on the same terms and conditions) of such Registrable Investor Securities shall have closed; or

                      C. If the Registrable Investor Securities, Registrable Securities and Registrable Inside Securities requested by all Investor Holders, Holders and Inside Holders to be registered pursuant to such request have an anticipated aggregate public offering price (before any underwriting discounts and commissions) (the "Aggregate Offering Price") of less than $3,500,000.

                The registration statement filed pursuant to the request of the Initiating Investor Holder may, subject to the provisions of Section 3.2(b) below, include other securities of the

Company or securities which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

                The registration rights set forth in this Section 3 shall be assignable, in whole or in part, to any transferee of Common Stock (who shall be bound by all obligations of this Section 3).

                (b) If the Initiating Investor Holder intends to distribute the Registrable Investor Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 3.2.

                If holders of securities of the Company other than Registrable Investor Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Shareholders") request such inclusion, the Investor Holder shall offer to include the securities of such Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this
Section 3. The Investor Holder, Holders and Inside Holders whose shares are to be included in such registration and the Company shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Investor Holder and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.2, if the representative advises the Investor Holder in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Shareholders, other than the Holders and Inside Holders, shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Holder and Inside Holder shall be reduced on a pro rata basis (based on the number of shares held by such Holder and Inside Holder) by such minimum number of shares as is necessary to comply with such request. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by the Investor Holder shall be reduced by such minimum number of shares as is necessary to comply with such request. No Registrable Investor Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If the Investor Holder or any Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Investor Holder. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Investor Securities to be underwritten, the Company may include its securities for its own account in such registration if the representative so agrees and if the number of Registrable Investor Securities, Registrable Securities and Registrable Inside Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

                (c) Registration Expenses. The Investor Holder shall be responsible for the Registration Expenses incurred with respect to any request for registration under this Section 3.2 in proportion to the number of Registrable Investor Securities over the total number of securities actually registered.

           3.3. Company Registration.

           (a) If the Company shall determine to register any of its equity securities either for its own account or for the account of a security holder or holders exercising their respective demand registration rights under the Shareholders Agreement, other than a registration relating solely to employee benefit plans, or a registration on Form S-4 or any similar or successor form relating solely to a SEC Rule 145 transaction, or a registration on Form S-8 or any similar or successor form, or any registration form which does not permit secondary sales, the Company will:

           (i) promptly give to the Investor Holder a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

           (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Investor Securities specified in a written request or requests, made by the Investor Holder within fifteen days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 3.3(b) below. Such written request may specify all or a part of the Investor Holder's Registrable Investor Securities.

           (b) If the registration pursuant to this Section 3.3 involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed on a firm commitment basis by or through one or more underwriters of recognized national or regional standing under underwriting terms appropriate for such a transaction, the Company shall so advise each of the Holders, Inside Holders and Investor Holder as a part of the written notice given pursuant to Section 3.3(a)(i). In such event, the right of each of the Holders, Inside Holders and Investor Holder to registration pursuant to this Section 3.3 shall be conditioned upon such Holders', Inside Holders' or Investor Holders, as the case may be, participation in such underwriting and the inclusion of such Holders' or Inside Holders', as the case may be, Registrable Securities, Registrable Inside Securities or Registrable Investor Securities, as the case may be, in the underwriting to the extent provided herein. The Holders, Inside Holders and Investor Holders whose shares are to be included in such registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.3, if the representative determines in good faith that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the number of securities that may be included in the registration and underwriting by each of the Holders, Inside Holders, Investor Holders and the Other Shareholders shall be reduced, on a pro rata basis (based on the number of shares held by such holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders, Inside Holders, Investor Holders or any Other Shareholders disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

           3.4. Expenses of Registration.

           Except as set forth in Section 3.2(c) hereof, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Holders, Inside Holders and Investor Holder of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Holders, Inside Holders, Investor Holder or Other Shareholders, as applicable, the registration statement does not become effective, in which case each of the Holders, Inside Holders, Investor Holder and Other Shareholders requesting registration, including such holder(s) so withdrawing, shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request.

           3.5. Registration Procedures.

           In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Holders, Inside Holders and Investor Holder, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

           (i) keep such registration effective for a period of 180 days or until the Holders, Inside Holders and Investor Holder, as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 180-day period shall be extended for a period of time equal to the period during which the Holders, Inside Holders and Investor Holders, as applicable, refrain from selling any securities included in such registration in accordance with provisions in
           Section 3.9 hereof; provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which
           (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement; and

           (ii) furnish such number of prospectuses and other documents incident thereto as each of the Holders, Inside Holders and Investor Holder, as applicable, from time to time may reasonably request.

           3.6. Indemnification.

           (a) The Company will indemnify the Investor Holders, each of their respective officers, directors, shareholders, members and partners, and each person controlling the Investor Holder, as the case may be, with respect to each registration which has been effected pursuant to this Agreement, and each underwriter (including any officers, directors and partners), if any, and each person who controls any underwriter within the meaning of the Securities Act, against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Investor Holder, each of their respective officers, directors and partners, and each person controlling the Investor Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Investor Holders or underwriter and stated to be specifically for use therein.

           (b) The Investor Holder will, if Registrable Investor Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, each other Holder, Inside Holder and Other Shareholder and each of their officers, directors, and partners, and each person controlling such other Holder, Inside Holder and Other Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by the Investor Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by the Investor Holder, as the case may be, therein not misleading, and will reimburse the Company and such other Holder, Inside Holder and Other Shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Investor Holder, as the case may be, and stated to be specifically for use therein; provided, however, that the obligations of the Investor Holder hereunder and under Section 3.6(d) shall be limited to an amount equal to the net proceeds to the Investor Holder of securities sold pursuant to such registration statement or prospectus.

           (c) Each party entitled to indemnification under this Section 3.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose timely approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

           (d) If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) The foregoing indemnity agreement of the Company and the Investor Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

           3.7. Information by the Investor Holder.

           The Investor Holder holding securities included in any registration shall furnish to the Company such information regarding the Investor Holder as an Investor Holder and the distribution proposed by the Investor Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

           3.8. Rule 144 Reporting.

           With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees to:

           (i) make and keep public information available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

           (ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

           (iii) so long as the Investor Holder owns any Registrable Investor Securities, furnish to the Investor Holder, upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Investor Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor Holder to sell any such securities without registration.

           3.9. "Market Stand-off" Agreement.

           The Investor Holder agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor Holder during such period as the underwriter may reasonably require, such period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

           (a) such agreement only applies to the IPO; and

           (b) all Holders, Inside Holders and all officers and directors of the Company enter into similar agreements.

           If requested by the underwriters, the Investor Holder shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.9 shall be binding upon any transferee who acquires Registrable Investor Securities, provided that such transferee is entitled to the registration rights provided hereunder.

           3.10. Termination.

           The registration rights set forth in this Agreement shall not be available to any Investor Holder if all of the Registrable Investor Securities then owned by such Investor Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k)).

           3.11. Assignment.

           The rights set forth in this Section 3 may be assigned, in whole or in part, to any transferee of Registrable Securities, Registrable Inside Securities or Registrable Investor Securities (who shall be considered thereafter to be a Holder, Inside Holder or Investor Holder, respectively, depending upon the nature of the securities already held by the transferee, and shall be bound by all obligations and limitations of this Section 3).

           3.12 No Inconsistent Agreements.

           The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Investor Holder in this Agreement.

        4. SUBSCRIPTION RIGHTS.

           (a) If at any time after the date hereof and prior to the IPO, the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (ii) pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other form of reorganization,
(iii) pursuant to an employee or director stock option plan, stock bonus plan, stock purchase plan or other management equity program), (iv) pursuant to the issuance of shares of Common Stock following the conversion of certain indebtedness by the QIP Investors under the Conversion Agreement, or (v) pursuant to the issuance of shares of Common Stock following the exercise of Performance Options by the Managing Founders and certain employees, as described in Section 2.5 of the Stock Purchase Agreement), then, as to each of the QIP Investors, Infoseek and the Investor, the Company shall:

                (i) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the QIP Investors, Infoseek or the Investor may reasonably request in order to evaluate the proposed issuance; and

                (ii) offer to issue to each of the QIP Investors, Infoseek and the Investor upon the terms described in subparagraph (i) above a portion of the Proposed Securities (the "Subscription Securities") equal to a percentage determined by dividing (x) the number of shares of Common Stock beneficially owned by such holder of securities, by (y) the total number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange
Act) by all holders of Common Stock immediately preceding the issuance of the Proposed Securities.

           (b) Each of the Investor, Infoseek and the QIP Investors must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. If all of the Subscription Securities offered to the QIP Investors, Infoseek and the Investor are not fully subscribed by the QIP Investors, Infoseek or the Investor, the remaining Subscription Securities will be reoffered to the remaining shareholders who are subject to the Shareholders Agreement purchasing their full allotment upon the terms set forth in this
Section 4 (likewise any then remaining Subscription Securities will be reoffered to the Investor upon the terms set forth in this Section 4), until all such Subscription Securities are fully subscribed for or until the QIP Investors, Infoseek and the Investor have subscribed for all such Subscription Securities which they desire and are entitled to purchase, except that such remaining shareholders must exercise their purchase rights within five days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, the Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

           (c) Upon the expiration of the offering periods described above, the Company will be free to sell such Subscription Securities that the QIP Investors, Infoseek and the Investor have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such remaining shareholders. Any Subscription Securities offered or sold by the Company after such 180 day period must be reoffered to the holders of the Securities pursuant to this Section 4.

           (d) The election by either of the QIP Investors, Infoseek or the Investor not to exercise their subscription rights under this Section 4 in any one instance shall not affect their respective rights (other than in respect of a reduction in their percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the QIP Investors, Infoseek and the Investor the rights described in this Section 4 shall be void and of no force and effect.


        5. INTERPRETATION OF THIS AGREEMENT.

           (a) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

           (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

           (c) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.


        6. MISCELLANEOUS.

           (a) Subsequent Shareholders. This Agreement shall be fully applicable to (i) all shares of Capital Stock or Options owned by the parties hereto, whether now owned or hereafter acquired, (ii) all who subsequently acquire a community property or any other interest in any such shares of Capital Stock or Options subject to this Agreement and (iii) any of the shares of Capital Stock and Options subject to this Agreement transferred by a party hereto to any other person in accordance with Section 2.5. Any person acquiring an interest in Capital Stock and Options subject to this Agreement, to the extent contemplated by Section 2.5, and every spouse of an Investor, whether or not it is believed that such spouse has or may acquire an interest in Capital Stock and Options, shall execute and deliver to the Company a separate Rights Agreement in the form of this Agreement pursuant to which such person acknowledges that he or she is bound by all of the terms and provisions of this Agreement; provided, however, that the failure to execute and deliver such a Rights Agreement shall not be deemed to relieve such person of the restrictions imposed by this Agreement. Any attempted dispositions in breach of this Agreement shall be void.

           (b) Notices. (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

           (1) if to the QIP Investors, c/o Soros Fund Management LLC at 888 Seventh Avenue, Suite 3300, New York, New York 10106, marked for attention of Michael C. Neus, Esq., or at such other address as the QIP Investors may have furnished the Company in writing, with a copy to:
                   Willkie Farr & Gallagher
                   One Citicorp Center
                   153 East 53rd Street
                   New York, New York 10022
                   Attn: Christopher B. Manno, Esq.
                         Facsimile: 212-821-8111, or

           (2)  if to Investor, to:

                   Ms. Helen Whelan
                   CNNfn, a division of Cable News Network LP, LLLP 5 Penn Plaza, 21st Floor
                   New York, New York 10001
                   Fax: (212) 714-7909

           with a copy by mail and fax, which shall not constitute notice, to:

                   Cable News Network LP, LLLP
                   One CNN Center
                   P.O. Box 105366
                   Atlanta, GA 30303
                   Attention:   General Counsel
                   Fax:  (404) 827-1995


           (3)  if to the Company, to:

                   NewsReal, Inc.
                   66 Canal Center Plaza
                   Suite 700
                   Alexandria, Virginia 22314
                   Attention: Chief Financial Officer & General Counsel
                   Fax: (703) 548-9161

           with a copy by mail and fax, which shall not constitute notice, to:

                   Fulbright & Jaworski L.L.P.
                   Market Square
                   801 Pennsylvania Avenue, N.W.
                   Washington, D.C. 20004
                   Attn: Stephen Feldhaus, Esq.
                   Facsimile: 202-662-4643

           (4) if to any of the Managing Founders, at the address of such Managing Founder shown on Schedule II, or at such other address as the Managing Founder may have furnished the Company in writing

                (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

           (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

           (f) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the Company, the QIP Investors, and the Investor. As between the QIP Investors, the Managing Founders and Infoseek, nothing in this Agreement shall be deemed to modify or amend the rights or obligations of such parties arising under the Securities Purchase Agreement or the Shareholders Agreement.

           (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

           IN WITNESS WHEREOF, the duly authorized representatives of the undersigned corporations have executed this Agreement as of the date first written above.


                                    CNNFN, A DIVISION OF CABLE NEWS NETWORK LP,
                                    LLLP


                                    By: /s/ LOU DOBLES
                                       -----------------------------------------
                                    Name: Lou Dobles
                                    Title:


                                    NEWSREAL, INC.



                                    By:    /s/ DAVID C. HOPPMANN
                                       -----------------------------------------
                                    Name:  David C. Hoppmann
                                    Title: President & CEO

                                    QUANTUM INDUSTRIAL PARTNERS, LDC


                                    By:    /s/ GARY GLADSTEIN
                                       -----------------------------------------
                                    Name:  Gary Gladstein
                                    Title:


                                    GEOSOR CORPORATION



                                    By:    /s/ GARY GLADSTEIN
                                       -----------------------------------------
                                    Name:  Gary Gladstein
                                    Title:


                                    /s/ GARY GLADSTEIN
                                    --------------------------------------------
                                    GARY GLADSTEIN



                                    /s/ STEWART PAPERIN
                                    --------------------------------------------
                                    STEWART PAPERIN


                                    /s/ DOUGLAS REID
                                    --------------------------------------------
                                    DOUGLAS REID

                                    /s/ DAVID HOPPMANN
                                    --------------------------------------------
                                    DAVID HOPPMANN



                                    /s/ JEFFREY MASSA
                                    --------------------------------------------
                                    JEFFREY MASSA



                                    /s/ CATHERINE MICHELA
                                    --------------------------------------------
                                    CATHERINE MICHELA



                                    /s/ PETER MCKEE
                                    --------------------------------------------
                                    PETER MCKEE




                                      -26-